Exhibit 5.1

190 Carondelet Plaza, Suite 600
St. Louis, MO 63105

Main: 314.480.1500

Fax: 314.480.1505

June 5, 2015

Guaranty Federal Bancshares, Inc.
1341 West Battlefield
Springfield, MO 65807-4181

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Guaranty Federal Bancshares, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company concurrently herewith with the Securities and Exchange Commission.  The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), of 250,000 shares of the Company’s common stock, par value $0.10 per share (the “Shares”), reserved for issuance under the Company’s 2015 Equity Plan (the “Plan”).

As counsel, we have reviewed the Good Standing Certificate with respect to the Company issued by the Secretary of State of Delaware dated June 4, 2015. We have also reviewed the organizational documents of the Company, including the Articles of Incorporation and the Bylaws as amended to date. We have also examined copies of resolutions certified by the Secretary of the Company and adopted: (i) at meetings of the Board of Directors of the Company held on April 23, 2015 and May 28, 2015; and (ii) by the shareholders of the Company at the Company’s Annual Meeting of Shareholders held on May 27, 2015. We have relied, as to these and other factual matters which affect our opinion, on the Certificate of the Secretary of the Company dated as of even date herewith. We have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with the originals of all items submitted to us as copies.

Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares are duly and validly authorized and, when issued and paid for as contemplated by the Plan, will be legally and validly issued, fully paid and non-assessable shares of capital stock of the Company.

This opinion is limited to matters governed by the General Corporation Law of the State of Delaware (the “Delaware Act”). We express no opinion as to either the applicability or effect of the laws of any other jurisdiction. This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

Very truly yours,

/s/ Husch Blackwell LLP
Husch blackwell LLP